Exhibit (h)(1)(i)

TRANSFER AGENCY AGREEMENT

AGREEMENT made this 28th day of October, 1997, between PROFUNDS (the “Trust”), a Delaware business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS FUND SERVICES, INC. (“BISYS”), a Delaware corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

WHEREAS, the Trust desires that BISYS perform certain services for each series of the Trust (individually referred to herein as a “Fund” and collectively as the “Funds”); and

WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1. Services:

BISYS shall perform for the Trust the transfer agent services set forth in Schedule A hereto; provided, however, that the parties acknowledge and agree that the services to be provided hereunder on behalf of the Money Market ProFund shall be limited to those that are necessary and appropriate for a feeder fund that invests all of its assets in a separate, unaffiliated registered investment company (“Master Portfolio”). In that connection, the parties agree that BISYS shall bear no responsibility for the provision of any services to any Master Portfolio in which the Money Market ProFund may invest its assets. BISYS also agrees to perform for the Trust such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. BISYS shall perform such additional services as are provided on an amendment to Schedule A hereof, in consideration of such fees as the parties hereto may agree.

BISYS may, in its discretion, appoint writing other parties qualified to perform transfer agency services reasonably acceptable to the Trust (individually, a “Sub.transfer Agent”) to carry out some or all of its responsibilities under this Agreement with respect to a Fund; provided, however, that the Sub-transfer Agent shall be the agent of BISYS and not the agent of the Trust or such Fund, and that BISYS shall be fully responsible for the acts of such Sub-transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.

2. Fees.

The Trust shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, the Omnibus Fee Agreement among BISYS, BISYS Fund Services Limited Partnership and the Trust dated October 28, 1997. Fees for any additional services’ to be provided by BISYS pursuant to an amendment to the Omnibus Fee Agreement shall be subject to mutual agreement at the time such amendment to the Omnibus Fee Agreement is proposed.

3. Reimbursement of Expenses.

In addition to paying BISYS the fees described in Section 2 hereof, the Trust agrees to reimburse BISYS for BISYS’ out-of-pocket expenses in providing services hereunder, including without limitation, the following:

(a) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Trust and in delivering all materials to shareholders;

(b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Trust, the Trust’s investment adviser or custodian, dealers, shareholders or others as required for BISYS to perform the services to be provided hereunder;

(c) Costs of postage, couriers, stock computer paper, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other form of printed material which shall be required by BISYS for the performance of the services to be provided hereunder;

(d) The cost of microfilm or microfiche of records or other materials; and

(e) Any expenses BISYS shall incur at the written direction of an officer of the Trust thereunto duly authorized.

4. Effective Date.

This Agreement shall become effective as of the first day on which shares of the Trust are publicly sold (the “Effective Date”).

5. Term.

This Agreement shall continue in effect with respect to a Fund, unless earlier terminated by either party hereto as provided hereunder, for a period of thirty (30) months following the Effective Date (the “Initial Term”). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods (“Rollover Periods”). This Agreement may be terminated without penalty (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for “cause,” as defined below, upon the provision of 60 days advance written notice by the party alleging cause. Written notice of nonrenewal must be provided at least 60 days prior to the end of the Initial Term or any Rollover Period, as the case may be.

For purposes of this Agreement, “cause” shall mean (a) a material breach of this Agreement that has not been cured within thirty (30) days following written notice of such breach from the non-breaching party; (b) willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the party to be terminated with respect to its obligations and duties set forth herein; (c) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (d) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

After such termination, for so long as BISYS, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any Schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Trust, in addition to the fees and disbursements provided by Sections 2 and 3 hereof, the amount of all of BISYS’ cash disbursements in connection with BISYS’ activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributor or investment adviser and/or other parties, of the Trust’s property, records, instruments and documents, or any copies thereof. To the extent that BISYS may retain in its possession copies of any Trust documents or records subsequent to such termination which copies had not been requested by or on behalf of the Trust in connection with the termination process described above, BISYS, for a reasonable fee, will provide the Trust with reasonable access to such copies.

If, for any reason, BISYS is replaced as transfer agent, or if a third party is added to perform all or a part of the services provided by BISYS under this’ Agreement (excluding any sub-transfer agent appointed by BISYS as provided in Section 1 hereof), then the Trust shall make a one-time cash payment, as liquidated damages to, BISYS equal to the balance due BISYS for the remainder of the term of this Agreement, assuming for purposes of calculation of the payment that the asset level of the Trust on the date BISYS is replaced, or a third party is added, will remain constant for the balance of the contract term.

6. Uncontrollable Events.

BISYS assumes no responsibility hereunder, and shall not be liable for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

7. Legal Advice

BISYS shall notify the Trust at any time BISYS believes that it is in need of the advice of counsel (other than counsel. in the regular employ of BISYS or any affiliated companies) with regard to BISYS’ responsibilities and duties pursuant to this Agreement; and after so notifying the Trust, BISYS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Trust or Funds unless relating to a matter involving BISYS’ willful misfeasance, bad faith, negligence or reckless disregard with respect to BISYS’ responsibilities and duties hereunder and BISYS shall in no event be liable to the Trust or any Fund or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to such advice.

8. Instructions.

Whenever BISYS is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder (“shareholder’s agent”), concerning an account in a Fund, BISYS shall be entitled to rely upon any certificate, letter or other instrument or communication, believed by BISYS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Trust or by the shareholder or shareholder’s agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Trust or any other person authorized by the Trust’s Board of Trustees or by the shareholder or shareholder’s agent, as the case may be.

As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust relating to the Funds to the extent that such services are described therein unless BISYS receives written instructions to the contrary in a timely manner from the Trust.

9. Standard of Care; Reliance on Records and Instructions; Indemnification.

BISYS shall use its best efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. The Trust agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS’ actions taken or nonactions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by the Trust, the investment adviser and on any records provided by any fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance; negligence or from reckless disregard by it of its obligations and duties; and further provided that prior to confessing any claim against it which may be the subject of this indemnification, BISYS shall give the Trust written notice of and reasonable opportunity to defend against said claim in its own name or in the name of BISYS.

10. Record Retention and Confidentiality.

BISYS shall keep and maintain on behalf of the Trust all books and records which the Trust or BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31 a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the “1940 Act”), relating to the maintenance of books and records in connection with the services to be provided hereunder. BISYS further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission (the “Commission”) at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders, except when requested to divulge such information by duly-constituted authorities or court process, or requested by a shareholder or shareholder’s agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Trust, the shareholder, or shareholder’s agent, or the dealer of record as to such account.

11. Reports.

BISYS will furnish to the Trust and to its properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports at such times as are prescribed in Schedule B attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule B. The Trust agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein not later than three business days from the receipt thereof. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within three days after conducting a diligent examination, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and be binding upon the Trust and any other recipient, and BISYS shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Trust.

12. Rights of Ownership.

All computer programs and procedures developed to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

13. Return of Records.

BISYS may at its option at any time, and shall promptly upon the Trust’s demand, turn over to the Trust and cease to retain BISYS’ files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by BISYS for six years from the year of creation. At the end of such six year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

14. Bank Accounts.

The Trust and the Funds shall establish and maintain such bank accounts with such bank or banks as are selected by the Trust, as are necessary in order that BISYS may perform the services required to be performed hereunder. To the extent that the performance of such services shall require BISYS directly to disburse amounts for payment of dividends, redemption proceeds or other purposes, the Trust and Funds shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

15. Representations of the Trust.

The Trust certifies to BISYS that: (a) as of the close of business on the Effective Date, each Fund which is in existence as of the Effective Date has authorized unlimited shares, and (b) by virtue of its Declaration of Trust, shares of each Fund which are redeemed by the Trust may be sold by the Trust from its treasury, and (c) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

16. Representations of BISYS.

BISYS represents and warrants that: (a) BISYS has been in, and shall continue to be in, substantial compliance with all provisions of law, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), required in connection with the performance of its duties under this Agreement; and (b) the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Trust and BISYS’ records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder.

17. Insurance.

BISYS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. BISYS shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by BISYS under its insurance coverage.

18. Information to be Furnished by the Trust and Funds.,

The Trust has furnished to BISYS the following:

(a) Copies of the Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed.

(b) Copies of the following documents:

1. The Trust’s By-Laws and any amendments thereto;

2. Certified copies of resolutions of the Board of Trustees covering the following matters:

A. Approval of this Agreement and authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct BISYS hereunder; and

B. Authorization of BISYS to act as Transfer Agent for the Trust on behalf of the Funds.

(c) A list of all officers of the Trust, together with specimen signatures of those officers, who are authorized to instruct BISYS in all matters.

(d) Two copies of the following (if such documents are employed by the Trust):

1. Prospectuses and Statement of Additional Information;

2. Distribution Agreement; and

3. All other forms commonly used by the Trust or its Distributor with regard to their relationships and transactions with shareholders of the Funds.

(e) A certificate as to shares of beneficial interest of the Trust authorized, issued, and outstanding as of the Effective Date of BISYS’ appointment as Transfer Agent (or as of the date on which BISYS’ services are commenced, whichever is the later date) and as to receipt of full consideration by the Trust for all shares outstanding, such statement to be certified by the Treasurer of the Trust.

19. Information Furnished by BISYS.

BISYS has furnished to the Trust the following:

(a) BISYS’ Articles of Incorporation.

(b) BISYS’ Bylaws and any amendments thereto.

(c) Certified copies of actions of BISYS covering the following matters:

1. Approval of this Agreement, and authorization of a specified officer of BISYS to execute and deliver this Agreement;

2. Authorization of BISYS to act as Transfer Agent for the Trust.

(d) A copy of the most recent independent accountants’ report relating to internal accounting control systems as filed with the Commission pursuant to Rule 17Ad-13 under the Exchange Act.

20. Amendments to Documents.

The Trust shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 18 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of the Trust which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Trust first obtains BISYS’ approval of such amendments or changes.

21. Reliance on Amendments.

BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by the Trust pursuant to Sections 18 and 20 of this Agreement and the Trust hereby indemnifies and holds harmless BISYS from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of BISYS in reasonable reliance upon such amendments and/or changes. Although BISYS is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 18 and 20 hereof, BISYS shall be under no duty to comply with or take any action as a result of any of such amendments or changes unless the Trust first obtains BISYS’ written consent to and approval of such amendments or changes.

22. Compliance with Law.

Under this Agreement, except for the obligations of BISYS set forth in Section 10 hereof, the Trust assumes full responsibility for the preparation, contents, and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”); the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. Under this Agreement, BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Trust’s shares. The Trust represents and warrants that no shares of the Trust will be sold to the public until the Trust’s registration statement under the 1933 Act and the 1940 Act has been declared or becomes effective.

23. Notices.

Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trust, at 7900 Wisconsin Avenue, Suite 300, Bethesda, Maryland 20814; and if to BISYS at 3435 Stelzer Road, Columbus, Ohio 43219.

24. Headings.

Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

25. Assignment.

This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 25 shall not limit or in any way affect BISYS’ right to appoint a Sub-transfer Agent pursuant to Section 1 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

26. Governing Law and Matters Relating to the Trust as a Delaware Business Trust.

This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust’s Agreement and Declaration of Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

PROFUNDS

By:	/s/ Michael L. Sapir
Michael L. Sapir
Chairman

BISYS FUND SERVICES, INC.

By:	/s/ William J. Tomko
William J. Tomko
President

SCHEDULE A

TO THE TRANSFER AGENCY AGREEMENT BETWEEN

PROFUNDS AND BISYS FUND SERVICES, OHIO, INC AND

BETWEEN ACCESS ONE TRUST AND BISYS FUND SERVICES, OHIO, INC

AS AMENDED MARCH 14, 2006

PROFUNDS

Banks UltraSector ProFund	Rising U.S. Dollar ProFund
Basic Materials UltraSector ProFund	Semiconductor UltraSector ProFund
Bear ProFund	Short Emerging Markets ProFund
Biotechnology UltraSector ProFund	Short International ProFund
Bull ProFund	Short Japan ProFund
Consumer Goods UltraSector ProFund	Short Oil & Gas ProFund
Consumer Services UltraSector ProFund	Short OTC ProFund
Emerging Markets ProFund	Short Real Estate ProFund
Europe 30 ProFund	Short Small-Cap ProFund
Falling U.S. Dollar ProFund	Small-Cap Growth ProFund
Financials UltraSector ProFund	Small-Cap ProFund
Health Care UltraSector ProFund	Small-Cap Value ProFund
Industrials UltraSector ProFund	Technology UltraSector ProFund
International ProFund	Telecommunications UltraSector ProFund
Internet UltraSector ProFund	U.S. Government Plus ProFund
Large-Cap Growth ProFund	UltraBear ProFund
Large-Cap Value ProFund	UltraBull ProFund
Mid-Cap Growth ProFund	UltraDow 30 ProFund
Mid-Cap ProFund	Ultralnternational ProFund
Mid-Cap Value ProFund	UltraJapan ProFund
Mobile Telecommunications UltraSector ProFund	UltraMid-Cap ProFund
Money Market ProFund	UltraOTC ProFund
Oil & Gas UltraSector ProFund	UltraShort Dow 30 ProFund
OTC ProFund	UltraShort International ProFund
Pharmaceuticals UltraSector ProFund	UltraShort Mid-Cap ProFund
Precious Metals UltraSector ProFund	UltraShort OTC ProFund
Real Estate UltraSector ProFund	UltraShort Small-Cap ProFund
Rising Rates Opportunity 10 ProFund	UltraSrnall-Cap ProFund
Rising Rates Opportunity ProFund	Utilities UltraSector ProFund

PROFUNDS VP
ProFund VP Asia 30	ProFund VP Health Care
ProFund VP Banks	ProFund VP Industrials
ProFund VP Basic Materials	ProFund VP International
ProFund VP Bear	ProFund VP Internet
ProFund VP Biotechnology	ProFund VP Japan
ProFund VP Bull	ProFund VP Large-Cap Growth
ProFund VP Consumer Goods	ProFund VP Large-Cap Value
ProFund VP Consumer Services	ProFund VP Mid-Cap Growth
ProFund VP Emerging Market	ProFund VP Mid-Cap Value
ProFund VP Europe 30	ProFund VP Money Market
ProFund VP Financials	ProFund VP Oil & Gas

ProFund VP OTC	ProFund VP Small-Cap
ProFund VP Pharmaceuticals	ProFund VP Small-Cap Growth
ProFund VP Precious Metals	ProFund VP Small-Cap Value
ProFund VP Real Estate	ProFund VP Technology
ProFund VP Rising Rates Opportunity	ProFund VP Telecommunications
ProFund VP Semiconductor	ProFund VP U.S. Government Plus
ProFund VP Short Emerging Markets	ProFund VP UltraBull
ProFund VP Short International	ProFund VP Ultralnternational
ProFund VP Short Japan	ProFund VP UltraShort International
ProFund VP Short Mid-Cap	ProFund VP UltraMid-Cap
ProFund VP Short Oil & Gas	ProFund VP UltraOTC
ProFund VP Short OTC	ProFund VP UltraSmall-Cap
ProFund VP Short Real Estate	ProFund VP Utilities
ProFund VP Short Small-Cap

ACCESS ONE TRUST

RETAIL:

Access High Yield Fund

Access Flex High Yield Fund

Access Money Market Fund

Access Flex Bear High Yield

VP:

Access VP High Yield Fund

PROFUNDS

By:	/s/ Louis M. Mayberg
Name: Louis M. Mayberg
Title: President

ACCESS ONE TRUST

By:	/s/ Louis M. Mayberg
Name: Louis M. Mayberg
Title: President

BISYS FUND SERVICES, OHIO, INC.

By:	/s/ Fred Naddaff
Name: Fred Naddaff
Title: President